Company: Advanced Technology Acquisition Corp.
Ido Bahbut
Chief Financial Officer
011-972-3-751-3707

FOR IMMEDIATE RELEASE

NYSE AMEX LLC ACCEPTS ADVANCED TECHNOLOGY’S PLAN OF COMPLIANCE

RAMAT GAN, Israel – May 12, 2009– Advanced Technology Acquisition Corp. (the “Company”) (NYSE AMEX:AXC) today announced that it received a letter dated May 4, 2009 from NYSE Amex LLC (the “Exchange”) indicating that the Exchange had accepted the Company’s plan of compliance with respect to its previously disclosed non-compliance with certain rules.

On February 10, 2009, the Company received a notice from the Exchange indicating that the Company was not in compliance with Section 704 of the NYSE Amex Company Guide, because it did not hold an annual meeting of its stockholders during 2008.

The Company had been afforded the opportunity to submit a plan of compliance to the Exchange and on or about March 10, 2009 presented its plan to the Exchange.  In a letter dated May 4, 2009, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until August 11, 2009 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE Amex LLC.

About Advanced Technology Acquisition Corp.
The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with a technology or technology-related business that has operations or facilities located in Israel, such as research and development, manufacturing or executive offices.

Safe Harbor Statement
This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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